                       Ex-10.11
                       EXCLUSIVE LICENSE AGREEMENT

                           EXCLUSIVE LICENSE AGREEMENT

                                  By and Among

                            MARVIN J. SLEPIAN, M.D.,

                         ENDOLUMINAL THERAPEUTICS, INC.

                                       and

                           PEGAS PHARMACEUTICALS, INC.

                                TABLE OF CONTENTS

                                                                           Page

ARTICLE 1 - DEFINITIONS ..................................................   1

       1.1     Affiliate .................................................   1
       1.2     Confidential Information ..................................   1
       1.3     Consulting Agreement ......................................   2
       1.4     Contract Research Period ..................................   2
       1.5     Field .....................................................   2
       1.6     Net Revenues ..............................................   2
       1.7     Other Royalty Product .....................................   2
       1.8     Patented Product(s) .......................................   3
       1.9     Patent Rights .............................................   3
       1.10    Related Technology ........................................   4
       1.11    Research Agreement ........................................   4
       1.12    Stock Purchase Agreement ..................................   4
       1.13    Valid Claim ...............................................   4

ARTICLE 2 - LICENSE AND ROYALTY ..........................................   4

       2.1     Exclusive License .........................................   4
       2.2     Base Royalties ............................................   5
       2.3     Third Party Royalties .....................................   5
       2.4     Single Royalty; Non-Royalty Sales .........................   6
       2.5     Payment of Royalties ......................................   7
       2.6     Books and Records .........................................   8

ARTICLE 3 - CONTRACT RESEARCH SERVICES ...................................   8

       3.1     Research Funding ..........................................   8
       3.2     Payments; Budgets .........................................   8
       3.3     Personnel .................................................   9
       3.4     Equipment .................................................   9
       3.5     Substitute Research Agreement .............................   9
       3.6     Termination of Research Agreement .........................  10

ARTICLE 4 - DISCLOSURE AND PROTECTION OF PROPRIETARY
       RIGHTS ............................................................  10
       4.1     Disclosure ................................................  10
       4.2     Filing, Prosecution and Maintenance by Pegas ..............  11
       4.3     Filing, Prosecution and Maintenance by ETI ................  12
       4.4     Confidential Information ..................................  12
       4.5     Other Technology ..........................................  13
       4.6     Publications ..............................................  15

ARTICLE 5 - WARRANTIES; INFRINGEMENT .....................................  16

       5.1     Warranties ................................................  16
       5.2     Limitation ................................................  17
       5.3     Effect of Representations and Warranties ..................  17
       5.4     Infringement by Third Parties .............................  17
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       5.5     Infringement by Patented Product(s); Other
               Royalty Products ..........................................  18

ARTICLE 6 - AGREEMENTS OF PEGAS ..........................................  18

       6.1     Indemnification ...........................................  18
       6.2     Patent Marking ............................................  19
       6.3     Insurance .................................................  19

ARTICLE 7 - TERM AND TERMINATION .........................................  20

       7.1     Term ......................................................  20
       7.2     Default ...................................................  20
       7.3     Termination by Pegas ......................................  21
       7.4     Bankruptcy ................................................  21
       7.5     Survival ..................................................  22

ARTICLE 8 - OTHER AGREEMENTS .............................................  23

ARTICLE 9 - DUE DILIGENCE ................................................  23

       9.1     Obligation to Exploit .....................................  23
       9.2     Milestones ................................................  23
       9.3     Remedy ....................................................  24
       9.4     Adjustment ................................................  24

ARTICLE 10 - GENERAL .....................................................  24

      10.1     Notices ...................................................  24
      10.2     Arbitration ...............................................  25
      10.3     Relationship of the Parties ...............................  25
      10.4     Force Majeure .............................................  25
      10.5     Governing Law .............................................  26
      10.6     Assignment ................................................  26
      10.7     Waiver ....................................................  26
      10.8     Modifications .............................................  26
      10.9     Severability ..............................................  26
      10.10    Complete Agreement ........................................  26
      10.11    No Implied Obligations ....................................  26
      10.12    No Consequential Damages ..................................  26
      10.13    Counterparts and Headings .................................  27
      10.14    Confidential Terms ........................................  27

                           EXCLUSIVE LICENSE AGREEMENT

      THIS AGREEMENT, including the attached Exhibits, (the
"Agreement") is made and entered into effective as of the day of 7th day of August, 1992 (the "Effective Date"), by and among MARVIN J. SLEPIAN, M.D. ("Dr. Slepian"), ENDOLUMINAL THERAPEUTICS, INC., a Delaware corporation, ("ETI") and PEGAS PHARMACEUTICALS, INC., a Delaware corporation ("Pegas").

                                    RECITALS

      A. Dr. Slepian has developed technology related to that certain Field defined below, certain of which technology is the subject of United States, European and other patent applications.

      B. Dr. Slepian is the sole shareholder and director, and an officer, of ETI and has assigned to ETI all rights in and to such technology, including the patent rights thereto.

      C. Pegas desires to acquire, and ETI is willing to grant to Pegas, an exclusive license to use such technology and an exclusive license under the related patent rights, all under the terms set forth below.

      NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

      For the purposes of this Agreement, the following defined terms will have the respective meanings set forth in this Article 1:

      1.1 Affiliate. The term "Affiliate" means any person or entity which, directly or indirectly, owns or controls Pegas, or which is controlled by or under common control with Pegas. For purposes of this definition, "control" means the ownership, directly or indirectly, of twenty percent (20%) or more of the outstanding equity securities of a corporation entitled to vote in the election of directors or a twenty percent (20%) or greater interest in the net assets or profits of an entity which is not a corporation.

      1.2 Confidential Information. The term "Confidential Information" has the meaning ascribed in Section 4.4 of this Agreement.

      1.3 Consulting Agreement. The term "Consulting Agreement" means the certain Agreement for Consulting Services dated August 7th, 1992 between Pegas and Dr. Slepian in the form of Exhibit E attached hereto.

      1.4 Contract Research Period. The term "Contract Research Period" means the period commencing on the Effective Date and continuing until the end of the period for which Pegas provides funding to ETI or Dr. Slepian's employer under
Article 3 below, or the termination of the Consulting Agreement, whichever is later.

       1.5 Field. The term "Field" shall mean any products, methods or other subject matter related to endoluminal, endomural, ectoluminal or other polymer-based paving systems or devices, or other subject matter described on Exhibit A hereto in each case for all human applications. Without limiting the foregoing, it is understood that all inventions covered by Existing Patent Rights (as defined in 1.9 below) shall be within the Field.

       1.6 Net Revenues. The term "Net Revenues" means the gross receipts paid to Pegas, its Affiliates or sublicensees for sales of Patented Product(s) or Other Royalty Products (as the case may be) worldwide less (i) all trade, quantity and cash discounts actually allowed and refunded, (ii) all credits and allowances actually refunded on account of rejection, returns, billing errors or retroactive price reductions, (iii) duties and tariffs paid by Pegas, (iv) freight and transportation costs paid by Pegas, and (v) excise, sale and use taxes and equivalent taxes paid by Pegas.

       1.7 Other Royalty Product. The term "Other Royalty Product" shall mean any product, component, device, method or process (each, an "Item"), other than a Patented Product, whose sale or principal intended use:

            (a) would infringe, contributorily infringe or induce the infringement of a claim of a patent application within the Patent Rights filed in the country in which such Item is sold; or

            (b) would infringe, contributorily infringe or induce the infringement of a claim of a patent application within the Patent Rights filed in the United States, whether or not such application has also been filed in the country of sale; or

            (c) would not infringe, contributorily infringe or induce the infringement of a claim of a patent application described in (a) or (b), but that would be a Patented Product if concurrently sold in the United States.


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

However, an Item shall not be an "Other Royalty Product" by reason of a patent application described in (a) or (b) above if such Item is sold more than eight
(8) years after the date from which such patent application takes priority for filing purposes.

      1.8 Patented Product(s). The term "Patented Product(s)" means any Item whose sale or principal intended use would infringe, contributorily infringe or induce the infringement of one or more Valid Claims in the country in which such
Item is sold.

      1.9 Patent Rights. The term "Patent Rights" shall mean any and all patents and patent applications (including utility model patents and applications therefor) and all rights thereunder:

            (a) that claim inventions within the Field conceived or developed by Dr. Slepian, alone or jointly with others, prior to the Effective Date; or

            (b) that claim inventions conceived or developed during the Contract Research Period by Dr. Slepian, alone or jointly with others, which relate to the Field or were conceived or developed in the course of performing research in connection with Article 3 below; or

            (c) that claim inventions conceived or developed during the Contract Research Period by ETI employees or third parties acting on behalf of ETI, which relate to the Field or were conceived or developed in the course of performing research in connection with Article 3 below.

However, the Patent Rights shall not include any patents or applications, to the extent that they are owned by the University of Arizona, the Veterans Administration Medical Center, Tucson, Arizona, or any subsequent primary employer (but not including consulting and other similar engagements) of Dr. Slepian by reason of Dr. Slepian's employment by such entity, or to the extent such patents or applications are owned by Pegas under the Consulting Agreement or otherwise. It is understood that the applications described in
(a) above include all applications listed in Exhibit C hereto any continuations, continuations-in-part, divisions and substitutions of such listed applications; and all patents which may issue upon any of the foregoing, together with all renewals, reissues and extensions thereof (together, the "Existing Patent Rights").

It is further understood that the Patent Rights shall not include any patents or applications to the extent they include claims specifically directed to subject matter described in Exhibit B hereto provided that the foregoing shall not be deemed to imply that any subject matter claimed in the Existing Patent Rights is not within the Patent Rights for all purposes of this Agreement.

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      1.10 Related Technology. The term "Related Technology" shall mean any research and development information, inventions, copyrightable materials, know-how, and all preclinical, clinical and other technical data in the possession of Dr. Slepian or ETI prior to the Effective Date, or during the Contract Research Period, in each case which relate directly to the Field or the Patent Rights and which ETI or Dr. Slepian has the right to provide to Pegas.

      1.11 Research Agreement. The term "Research Agreement" shall have the meaning defined in section 3.1 of this Agreement.

      1.12 Stock Purchase Agreement. The term "Stock Purchase Agreement" means the certain Stock Purchase Agreement dated August 7th, 1992 between Pegas and Dr. Slepian in the form of Exhibit F attached hereto.

      1.13 Valid Claim. The term "Valid Claim" shall mean a claim of an issued and unexpired patent included within the Patent Rights, which has not been held unenforceable, unpatentable or invalid by a court or other governmental agency of competent jurisdiction. In the event that such a holding of unenforceability, unpatentability or invalidity is reversed on appeal by a higher court or agency of competent jurisdiction, the subject claim shall be reinstated as a Valid Claim hereunder.

                                    ARTICLE 2

                               LICENSE AND ROYALTY

      2.1 Exclusive License.

            (a) ETI and Dr. Slepian hereby grant to Pegas the exclusive (except to the extent provided in Section 4.5(b)(ii) herein), worldwide license, under the Patent Rights and the Related Technology, to develop, manufacture, use, sell, exploit and otherwise commercialize any products, to practice any method, process or procedure, and to otherwise exploit the Patent Rights and the Related Technology within the Field.

            (b) The license granted under (a) above shall be exclusive even as to ETI and Dr. Slepian, and shall include the right to grant and authorize sublicenses within the Field under the Patent Rights and Related Technology; provided, however, that such sublicenses shall in each case include all applicable restrictions and limitations of this Agreement. Pegas agrees to notify ETI if any sublicenses are granted by Pegas under the Patent Rights.

            (c) Notwithstanding (a) above, Dr. Slepian and ETI reserve for themselves the perpetual right and license to use the Related Technology and any inventions disclosed and claimed in the Patent Rights for their own academic research purposes and to perform their obligations under
      Article 3 below.

      2.2 Base Royalties. In consideration of the rights and licenses granted to Pegas hereunder, and of the obligations of Dr. Slepian and ETI hereunder, Pegas agrees to pay ETI as a "Royalty" or "Royalties" the following amounts:

            (a) [*] of Net Revenues received by Pegas or its Affiliates upon their respective sales of Patented Products;

            (b) [*] of Net Revenues received by Pegas' non-Affiliate sublicensees upon their sales of Patented Products; and

            (c) [*] of the Net Revenues received by Pegas, its Affiliates or sublicensees upon their respective sales of Other Royalty Products.

As to each Patented Product or Other Royalty Product, royalties under this
Section 2.2 shall be payable until the later of either (i) the expiration of the last-to-expire patent within the Patent Rights, or (ii) fifteen (15) years after the first accrual of any royalty under this Section 2.2. If a product that has been sold as a Patented Product in a country ceases to be a Patented Product in such country prior to the end of the period in clause (ii) above, because all claims within the Patent Rights that cover such product in such country have expired, the product shall thereafter be deemed an "Other Royalty Product" in such country until the end of such period.

      2.3 Third Party Royalties. Notwithstanding 2.2 above, if Pegas becomes obligated to pay to non-Affiliate third parties royalties with respect to a Patented Product under either (i) license agreements for other technologies which Pegas, in Pegas' reasonable judgment, determines are desirable to incorporate in such Patented Product, or (ii) license agreements relating to patent applications or patents within the Patent Rights that are jointly owned by Dr. Slepian or ETI, and such third parties which Pegas, in Pegas' reasonable judgment, determines are desirable with respect to such Patented Product, and the total royalties to be paid by Pegas to ETI and such third parties would exceed the amounts to be paid to ETI pursuant to Section 2.2, then the amounts to be paid to ETI pursuant to Section 2.2 shall be reduced in accordance with the following formulas:

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            (a) Sales by Pegas and Affiliates. Royalties payable on Net Revenues received by Pegas and/or its Affiliates from such Patented Product shall equal [*] as royalties to ETI and such third parties (prior to the adjustment hereunder and any similar adjustment in the amount to be paid to such third parties); and

            (b) Sales by Sublicensees. Royalties payable on Net Revenues received by Pegas' non-Affiliate sublicensees from such Patented Product shall equal [*] as royalties to ETI and such third parties (prior to the adjustment hereunder and any similar adjustment in the amount to be paid to such third parties).

Notwithstanding the foregoing, the reductions in (a) and (b) above shall not reduce [*] the amounts otherwise payable under this Agreement to ETI with respect to a Patented Product, unless [*] royalty is payable to Non-Affiliate third parties with respect to such Patented Product; if [*] royalty is payable to Non-Affiliate third parties with respect to a Patented Product, the reductions in (a) and (b) may not reduce to [*] of the applicable Net Revenues the royalties payable to ETI with respect to such Patented Product. It is understood that the adjustment in this Section 2.3 shall not apply to increase the amounts payable under Section 2.2 above; nor shall this Section
2.3 apply to royalties payable on Other Royalty Products.

      2.4 Single Royalty; Non-Royalty Sales.

            (a) It is understood that [*] royalty is payable with respect to a Patented Product, regardless of how many claims or patents within the Patent Rights cover such Patented Product, and that [*] royalty shall be payable under this Article 2 with respect to any particular product unit. Such royalty shall be the highest applicable royalty under either
      (a), (b) or (c) of Section 2.2, subject to reduction in accordance with
      Section 2.3. In addition, [*] royalty shall be payable under this Agreement with respect to sales of Patented Products or Other Royalty Products among Pegas, its Affiliates and/or sublicensees for resale, upon the understanding that royalties will be due pursuant to the terms of this Agreement upon such resale. Nor shall a royalty be payable under this
      Article 2 with respect to sales of Patented Products or Other Royalty Products for use in research and/or development, in clinical trials or as samples; provided that such research and/or development materials, clinical trial materials or samples are sold at a

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                                       -6-
      price of [*]. For purposes of this Section 2.4(a), "Cost" shall mean the fully burdened cost of manufacturing a Patented Product or Other Royalty Product, as applicable, including without limitation the direct cost of labor, materials and allocable pharmaceutical manufacturing overheads in accordance with generally accepted accounting principles consistently applied.

            (b) It is understood that certain claims of the Patent Rights are directed to methods for treating patients. If Pegas, Pegas' Affiliates or sublicensees receive a separate fee from a physician, hospital or similar direct health care provider for the right to practice a method comprising a Patented Product or Other Royalty Product, such fee shall be included as gross receipts from a sale of a Patented Product or Other Royalty Product (as the case may be) in determining Net Revenues. Otherwise, amounts received by Pegas, Pegas' Affiliates or sublicensees for a sublicense to practice such methods shall not be deemed "Net Revenues" and in no event shall amounts received by a physician, hospital or other direct health care provider for treatments using such methods be deemed "Net Revenues."

      2.5 Payment of Royalties.

            (a) Reports; Payments. All accrued Royalties pursuant to Section 2.2 above will be due and payable quarterly. Pegas will render payment to ETI within ninety (90) days after the end of each calendar quarter for all Royalties that are due and payable and which accrued during such calendar quarter. Pegas will provide with each Royalty payment a written statement in reasonable detail setting forth Patented Products and Other Royalty Products sold and the computation of the total Net Revenues from Royalty-bearing worldwide sales during the period covered by such statement. If any payment is late, Pegas will pay interest at the rate of one percent (1%) per month or the maximum rate permitted by law, whichever is lower, on any overdue amount from the date such overdue amount was due until such overdue amount is paid in full.

            (b) Currency. If any currency conversion is required in connection with the calculation of Royalties hereunder, such conversion shall be made by using the exchange rates used by Pegas in calculating its own revenues for financial reporting purposes.

            (c) Withholding Taxes. Any withholding or other tax that Pegas or any of its Affiliates or sublicensees are required by statute to withhold and pay on behalf of ETI with respect to the Royalties payable to ETI under this Agreement shall be deducted from said Royalties and promptly

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                                       -7-
      paid to the taxing authority; provided, however, that in regard to any tax so deducted, Pegas shall furnish ETI with proper evidence of the taxes paid on its behalf.

      2.6 Books and Records. Pegas will maintain a separate record in detail reasonably sufficient to enable the Net Revenues and Royalties to be determined. Pegas will permit such records to be examined at ETI's expense, upon at least ten (10) days written notice and no more than twice per calendar year, by an auditor or accountant selected by ETI and to whom Pegas has no reasonable objection. Such examination may be conducted during business hours and shall be limited to the extent reasonably necessary to verify the Net Revenues and Royalties. ETI and Dr. Slepian agree that all information obtained in the course of such examination shall be deemed Confidential Information of Pegas. In the event the examination of the records reveals a shortfall of [*] or more of the total payments due ETI in the period examined, Pegas will bear the entire cost of the examination of the records, and will pay the overdue amount plus interest at the rate of one percent (1%) per month, or the maximum permitted by law, whichever is lower, from the date such overdue amount was due under Section 2.5(a).

                                    ARTICLE 3

                           CONTRACT RESEARCH SERVICES

      3.1 Research Funding. Pegas agrees to use its best commercial efforts to enter into a Research Agreement with the University of Arizona and/or the Veterans Administration Medical Center, Tucson, Arizona, (the "Research Agreement") to fund research by Dr. Slepian in the amount of [*], plus standard overhead charges of not more than [*] of such amounts, such funds to be provided Over a period of [*]. In addition to such funds to be so provided, Pegas shall provide to ETI an additional amount of [*] in accordance with Section 3.2. It is understood that, if research is progressing in accordance with the goals and objectives agreed upon between Pegas and Dr. Slepian under the Research Agreement, the parties intend to extend the Research Agreement for [*] at the rate of [*] per year, plus overhead charges not exceeding [*] (including without limitation any amounts paid directly to ETI).

      3.2 Payments; Budgets. The amounts to be provided directly to ETI under
Section 3.1 above shall be paid in [*] quarterly payments of [*] each, to be paid within ten (10) days after the beginning of each of the first [*] calendar quarters commencing after the Effective Date. The parties agree that such amounts shall be used for Dr.

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                                      -8-

Slepian to attend at least [*] scientific meetings per year related to the Field and for such other matters as the parties shall mutually agree.

      3.3 Personnel. Pegas agrees to provide funds for support of a post-doctoral research fellow and, in addition, a histology-laboratory technician, each appointed for the purpose of conducting research under the Research Agreement in Dr. Slepian's laboratory. The amount of such funds for the post-doctoral research fellow shall not exceed an annual salary equal to [*] payable in equal monthly installments and less applicable withholding and other payroll deductions, if any, plus a consulting fee equal to [*] payable in equal monthly installments. The amount of such funds for the histology-laboratory technician shall not exceed [*] of the usual and customary annual salary for similar appointments for similar services in the Tucson, Arizona area.

      3.4 Equipment. For each of the first [*] periods after the Effective Date, Pegas agrees to acquire and provide to The University of Arizona, or the Veterans Administration Medical Center, Tucson, Arizona, for use in Dr. Slepian's laboratory under the Research Agreement (or to a substitute employer under any substitute agreement entered into under Section 3.5 below), scientific equipment that would be useful in connection with the activities contemplated under this Article 3. Such equipment shall have a bona fide delivered and installed purchase price of not more than [*] for each such period (i.e., a total of [*]). Dr. Slepian shall provide to Pegas a list of the equipment to be provided, and subject to availability and the dollar limits in this Section 3.4, Pegas shall promptly provide such equipment. Upon request by Dr. Slepian after the term of the Research Agreement or [*] months after the Effective Date, whichever is later, or at such earlier time as Pegas ceases to conduct all material business or sells all or substantially all of its assets, Pegas agrees promptly to convey (or cause the conveyance of) title to such equipment to ETI, without any charge to ETI. Dr. Slepian will continue to have access to such equipment until title is so conveyed to ETI. It is understood that Pegas may lease such equipment from third parties, so long as Pegas obtains the right to convey title tic such equipment to ETI as required by this Section 3.4.

      3.5 Substitute Research Agreement. In the event that Dr. Slepian ceases to be a faculty member of the University of Arizona and/or a member of the staff of the Veterans Administration Medical Center, Tucson, Arizona, as applicable to the Research Agreement, during the term of the Research Agreement, Pegas agrees to use its best commercial efforts to promptly terminate the Research Agreement and use its best commercial efforts to enter into a comparable agreement with any non-

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                                       -9-

Affiliate nonprofit academic institution reasonably approved by Pegas and of which Dr. Slepian becomes a full-time employee within nine (9) months after ceasing to be a faculty member of the University of Arizona. It is understood that Pegas' obligation to enter into such an agreement shall be subject to agreement by the particular institution, and that Pegas shall not be required to undertake any obligations that are more burdensome than those contained in the Research Agreement. The total funding provided by Pegas under the Research Agreement and any, substitute agreement entered into under this Section 3.5 for purposes of funding research by Dr. Slepian shall not exceed the total amount originally required under the Research Agreement. It is understood that, in the event Pegas is obligated to enter into a substitute research agreement under this Section 3.5, the Contract Research Period shall continue after termination of the Research Agreement until the end of the term of any substitute research agreement (and any extensions thereof), or the end of the period for which Pegas provides funding to ETI under this Article 3, or the termination of the Consulting Agreement, whichever is later.

      3.6 Termination of Research Agreement. Pegas agrees not to terminate, or cause the termination of, the Research Agreement to be entered into pursuant to
Section 3.1, or any substitute research agreement entered into pursuant to
Section 3.5, if applicable, prior to the second anniversary of the Effective Date, except as provided in either (i) Section 3.5 above or (ii) as a result of a material failure by The University of Arizona, or the Veterans Administration Medical Center, Tucson, Arizona, or any non-Affiliate nonprofit academic institution of which Dr. Slepian becomes a full-time employee, if applicable pursuant to Section 3.5, or Dr. Slepian to comply with the provisions of the Research Agreement or any substitute research agreement, if applicable, which failure has not been cured within thirty (30) days after a written notice thereof by Pegas. if Pegas terminates the Research Agreement by reason of Dr. Slepian's failure to comply, as provided in (ii) above, Pegas, obligations under this Article 3 shall terminate as of the effective date of such termination. It is understood, however, that Pegas' obligation under Section 3.4 above to make available to Dr. Slepian the equipment described therein shall not terminate by reason of a termination of the Research Agreement under Section 3.5 above.

                                    ARTICLE 4

                 DISCLOSURE AND PROTECTION OF PROPRIETARY RIGHTS

      4.1 Disclosure. ETI and Dr. Slepian will promptly disclose to Pegas all aspects of the Related Technology and any inventions covered by the Patent Rights as of the Effective Date and as may be conceived or developed from time to time throughout the term of this Agreement, together with copies of all laboratory notebooks and other written materials describing such Related Technology and/or inventions. In addition, ETI agrees to provide to Pegas complete copies of all patent applications within the Patent Rights, and all written materials pertaining thereto, including without limitation files of any patent counsel involved in such applications. Upon request by Pegas, Dr. Slepian and ETI agree to provide reasonable assistance to Pegas and its representatives in understanding any or all such items. Pegas agrees to pay reasonable out-of-pocket costs paid to non-employee third parties by ETI and Dr. Slepian to provide materials or assistance requested by Pegas under this Section 4.1, provided that ETI or Dr. Slepian obtained Pegas' prior written approval of such expenditures.

      4.2 Filing, Prosecution and Maintenance by Pegas.

            (a) Pegas will have the right, in its discretion, to take responsibility for, and control of, the filing for, prosecution and maintenance of the Patent Rights in ETI's or Slepian's name, with the input and participation of ETI and Dr. Slepian. Dr. Slepian and ETI shall cooperate with and assist Pegas in connection with the filing for, prosecution and maintenance of the Patent Rights, and in evidencing and perfecting the rights granted to Pegas under this Agreement, and Pegas shall keep ETI fully informed as to the status of the Patent Rights.

            (b) Pegas agrees to reimburse ETI for legal fees and expenses incurred in connection with the prosecution of the Patent Rights and negotiating this Agreement prior to the Effective Date, up to [*], as follows: [*] of such amount shall be paid in [*] quarterly installments of [*] each during the first [*] after the Effective Date. The remainder shall be paid in [*] installments of [*] each, due on May 1 of each of the years [*].

            (c) Pegas shall have the right to deduct from Royalties payable to ETI under Article 2 with respect to a Patented Product or Other Royalty Product [*] of the out-of-pocket costs paid by Pegas to non-employee third parties to file for, prosecute, and maintain the Patent Rights (not including the past expenses of ETI and Dr. Slepian reimbursed by Pegas under paragraph (b) above) relating to such Patented Product or Other Royalty Product in any country; provided, however, that the amount deducted from such Royalties in any given quarterly payment shall not exceed [*] of the Royalty that would

* Confidential treatment has been requested for marked portion otherwise be due for such Patented Product or Other Royalty Product.

      4.3 Filing, Prosecution and Maintenance by ETI. In the event Pegas elects not to pursue a patent application within ninety (90) days after receipt of all information and materials therefor from Dr. Slepian and ETI pursuant to Section 4.1, or elects not to maintain an issued patent, within the Patent Rights in any particular country, ETI may pursue the same in such country at its own expense. In such event Pegas will, at ETI's request, cooperate with ETI in obtaining and/or maintaining such patents, including but not limited to providing ETI with applicable documents and information in Pegas' possession, as reasonably requested by ETI. Pegas agrees to inform ETI of its decision to abandon such a patent or application in any country at least ninety (90) days prior to the date such abandonment would be effective, to enable ETI to continue the prosecution or maintenance of such application or patent. Notwithstanding the above, such patent applications and patents shall remain within the Patent Rights. In the event that Pegas exploits such patent applications and patents, Pegas shall reimburse Dr. Slepian and ETI for legal fees and expenses incurred in connection with the filing, prosecution and maintenance of such patent applications and patents.

      4.4 Confidential Information.

            (a) General. The term "Confidential Information" as used in this Agreement will include all proprietary information concerning the Patent Rights or Related Technology. With respect to the obligations of ETI and Dr. Slepian under this Section 4.4, "Confidential Information" shall also include any information provided by Pegas to Dr. Slepian or ETI in a tangible form marked "confidential" or with a similar designation or that Pegas disclosed to ETI or Dr. Slepian orally and confirmed such information in writing as confidential within a reasonable time after its initial disclosure. Each party agrees to maintain the confidentiality of the Confidential Information, not to disclose such Confidential Information to third parties, and to take all reasonable efforts to make the Confidential Information known only to those employees who need to have access to the Confidential Information. Notwithstanding the foregoing, Pegas may disclose information concerning the Patent Rights or Related Technology to actual or prospective sublicensees, and to such other persons and in such other manner as Pegas deems reasonably necessary in connection with its business.

            (b) Exceptions. However, neither ETI nor Dr. Slepian, on the one hand, nor Pegas, on the other hand, will have any obligation of confidence under this Agreement with respect to any information which:

                  (i) was at the time of disclosure thereof, already known to such party other than from the disclosing party; or

                  (ii) without breach of this Agreement, has been published or is otherwise available to the public at any time whether before or after the time of disclosure to such party; or

                  (iii) is at any time lawfully received by such party from a third party who has no obligation of confidence to a party hereto in respect thereof.

      Any information which is within (i), (ii) or (iii) above shall not be included within the definition of Confidential Information for purposes of this Section 4.4. Notwithstanding the foregoing, it is understood that Dr. Slepian and ETI shall not be relieved of their obligations under this
      Section 4.4 not to disclose to third parties information concerning the Patent Rights or Related Technology by reason of (i) or (iii) above.

      4.5 Other Technology.

            (a) For a period of five (5) years after the Effective Date, ETI and Dr. Slepian (each, a "Licensor") hereby grant to Pegas a right of first refusal with respect to the grant of any license or other rights by either Licensor to any technology that either Licensor develops or owns during such period and that is not licensed to Pegas under this Agreement. If during such period, either Licensor proposes to grant such a license or right, it shall notify Pegas in writing, with the terms and conditions on which such Licensor proposes to grant such license or rights, together with the name of the party to whom such license or rights would be granted. Pegas shall have a period of ninety (90) days to elect to acquire the license or rights on the terms and conditions specified in the notice, and both Licensors agree to be available to Pegas during such period and to provide all reasonable assistance to enable Pegas to evaluate the subject technology. If Pegas does not notify the proposing Licensor in writing that Pegas wishes to acquire such license or rights during the ninety (90) day period, the Licensor may grant the license or other rights to the party named in such initial notice; provided that such license or other rights are granted on terms that are not materially, less favorable to the Licensor (or materially more favorable to the third party) than those offered to Pegas.

            (b) If Dr. Slepian conceives and reduces to practice after the Contract Research Period an invention within the

Field, Dr. Slepian shall notify Pegas in writing. Following such notice:

            (i) Pegas shall have an option to include within the Patent Rights all worldwide patents and applications claiming such invention. To exercise such option, Pegas must elect to undertake the prosecution of applications for such patent rights in the United States and such other countries as Pegas deems appropriate, which election shall be made by Pegas so notifying Dr. Slepian in writing within ninety (90) days after receiving Dr. Slepian's notice describing the invention. During such ninety (90) day period, Dr. Slepian and ETI shall cooperate with, and reasonably assist Pegas, in evaluating the invention and patentability thereof. Upon such election by Pegas, all worldwide patent rights claiming the subject invention shall be within the Patent Rights for all purposes of this Agreement, and Pegas shall use diligent efforts to file for, prosecute and maintain such Patent Rights in all countries for which such efforts are reasonably justified. In addition, following Pegas' election to include an invention within the Patent Rights under this Section 4.5(b), Pegas shall use commercially reasonable efforts to develop and bring to market one or more products based upon such Patent Rights.

            (ii) If Pegas does not elect to include such invention within the Patent Rights in accordance with subparagraph (b) (i) above, Dr. Slepian or ETI shall be free to license and exploit such invention at his or its discretion, without Pegas having any right of first refusal with respect to such invention under paragraph (a) above, but subject to Pegas' exclusive license under the Patent Rights and the Related Technology hereunder. In addition, if Dr. Slepian or ETI ("Applicant") has filed a United States patent application claiming the invention and reasonably expects to obtain a patent on such application, and a license under the Patent Rights is necessary to exploit such patent application or such patent (a "Dominated Patent"), Applicant shall have the right to grant to a licensee under the Dominated Patent a nonexclusive license to practice the Patent Rights, subject to the terms and conditions of Exhibit D hereto. Notwithstanding the foregoing, Applicant shall not have the right to grant such a license to practice the Patent Rights in connection with the manufacture, sale or use of a Competitive Product (as defined below), or to the extent that Pegas has previously granted a sublicense to a third party for use in the field of the Dominated

       Patent. At least twenty (20) days prior to granting such a license, Applicant shall provide to Pegas a copy of the license agreement to be entered into, which shall be regarded and treated as Confidential Information as provided in Section 4.4(a) herein. As used herein, a "Competitive Product" shall mean any product or other subject matter that is related to the treatment or prevention of a cardiovascular or other vascular disease or condition, or that is competitive with or complementary to a product or technology that Pegas or its sublicensee is then developing or reasonably expects to commence development of within three (3) months after Applicant's request for such a license.

      (c) Notwithstanding (a) and (b) above, this Section 4.5 shall not apply with respect to any invention or technology that is assigned to the University of Arizona, or the Veterans Administration Medical Center, Tucson, Arizona, or other non-Affiliate entity to whom Dr. Slepian has an obligation to assign ownership of the subject technology or invention pursuant to any agreement entered into by Dr. Slepian either (i) prior to the Effective Date, or (ii) required to be entered into as a condition of employment. Any notice to Pegas by Dr. Slepian or ETI under Sections 4.5(a) or (b) above shall describe the subject technology in reasonable detail, but on a nonconfidential basis; upon request by Pegas, Dr. Slepian and ETI shall provide a complete written disclosure of the technology and any related patent rights, which disclosure shall be subject to the confidentiality provisions of 4.4 above.

4.6    Publications.

      (a) Notwithstanding any provision of this Agreement to the contrary, Dr. Slepian shall have the right to publish academic papers and make scientific presentations regarding his research, even though such papers or presentations may disclose Related Technology. However, the parties agree that prior to public disclosure of any such paper or presentation by Dr. Slepian, Dr. Slepian shall provide to Pegas a copy of such paper or presentation at the time such paper or presentation is submitted for publication or presentation, but in any case at least ninety (90) days prior to the date of the proposed public disclosure, in order for Pegas to have sufficient time to file any patents that Pegas deems appropriate.

      (b) In the event that Pegas or its personnel propose to make a public disclosure or publication that pertains to work performed in whole or in part by Dr. Slepian and to which Pegas has exclusive rights under this Agreement, Pegas agrees to give appropriate credit to Dr. Slepian for his contributions.

                                    ARTICLE 5

                            WARRANTIES; INFRINGEMENT

      5.1 Warranties. ETI and Dr. Slepian each represents and warrants to Pegas the following:

            (a) Dr. Slepian and ETI together have the full right and authority to enter into this Agreement and grant the rights and licenses granted herein;

            (b) As of the Effective Date, ETI owns all right, title and interest in and to the Patent Rights;

            (c) Neither Dr. Slepian nor ETI have previously granted, and neither will grant during the term of this Agreement, any rights in the Patent Rights, Related Technology or other inventions that are inconsistent with the rights and licenses granted to Pegas herein;

            (d) As of the Effective Date, to the knowledge of Dr. Slepian and ETI, but without conducting an independent investigation beyond the pending applications for Patent Rights: (i) no claim within the existing Patent Rights is dominated by a claim of any patent or patent application of a third party in any country; and (ii) the Related Technology does not and will not infringe any patent rights, trade secret rights or other proprietary rights of any third party;

            (e) As of the Effective Date, to the knowledge of Dr. Slepian and ETI, except for certain claims made by Cleveland Clinic described in that certain letter dated July 31, 1992 from Dr. Slepian to Pegas and incorporated herein by reference; (i) there have been no actions, suits or claims made or threatened (including, without limitation, claims by former employers or collaborators) against Dr. Slepian, ETI or, to their knowledge, any third party, with respect to the Patent Rights, the Related Technology or the right of Dr. Slepian or ETI to enter into and perform their obligations under this Agreement and (ii) there has been no legal action, suit or investigation made, brought or threatened by or against ETI or Dr. Slepian with respect to any matter that is material to the performance by Dr. Slepian and ETI of their obligations under this Agreement in any respect;

            (f) To the knowledge of Dr. Slepian and ETI, as of the Effective Date, all scientific data provided by ETI or Dr.

       Slepian to Pegas in tangible form is accurate, and ETI or Dr. Slepian has disclosed to Pegas all information known to them that would be material in evaluating the safety or efficacy of products based upon the inventions claimed in the Patent Rights existing as of the Effective Date; and

            (g) Exhibit C includes all patents and patent applications in which Dr. Slepian or ETI have any legal or beneficial right, title or interest as of the Effective Date; and Exhibit A hereto lists all inventions conceived by Dr. Slepian prior to the Effective Date that are within the Field.

      5.2 Limitation. EXCEPT FOR THE WARRANTIES IN SECTION 5.1, NEITHER ETI NOR DR. SLEPIAN MAKES ANY OTHER WARRANTY WITH RESPECT TO THE PATENT RIGHTS OR THE RELATED TECHNOLOGY, THE OPERATION, PERFORMANCE OR RESULTS OF USING THE PATENT RIGHTS OR THE RELATED TECHNOLOGY, THE USES TO WHICH THE PATENT RIGHTS OR THE RELATED TECHNOLOGY MAY BE PUT OR THAT THE PATENTED PRODUCTS OR OTHER ROYALTY PRODUCTS WILL NOT INFRINGE PATENT RIGHTS OR OTHER RIGHTS OF THIRD PERSONS. THE WARRANTIES MADE BY DR. SLEPIAN AND ETI IN SECTION 5.1 ARE MADE IN LIEU OF ALL OTHER EXPRESS OR IMPLIED WARRANTIES INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. UNDER NO CIRCUMSTANCES, DURING OR AFTER THE TERM OF THIS AGREEMENT, WILL ETI OR DR. SLEPIAN BE RESPONSIBLE FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES INCURRED BY OR IMPOSED ON PEGAS BY REASON OF THE USE OF THE PATENT RIGHTS OR THE RELATED TECHNOLOGY OR ARISING OUT OF THE USE, OPERATION OR PERFORMANCE OF ANY OF THE PATENTED PRODUCTS OR OTHER ROYALTY PRODUCTS MANUFACTURED, USED OR SOLD BY PEGAS, EXCEPT AS PROVIDED BELOW IN SECTION 5.3.

      5.3 Effect of Representations and Warranties. It is understood that if the representations and warranties made by Dr. Slepian and ETI under Section 5.1 are not true and accurate, and Pegas incurs damages, liabilities, costs or other expenses as a result of such falsity, ETI and Dr. Slepian shall indemnify and hold Pegas harmless from and against any such damages, liabilities, costs or expenses incurred as a result of such falsity, provided that ETI and/or Dr. Slepian receives prompt notice of any claim resulting from or related to such falsity. However, the parties agree that ETI's and Dr. Slepian's liability under this Section 5.3 shall not exceed the amounts paid and payable to them, collectively, by Pegas under this Agreement, and that such payments (together with the right to terminate this Agreement under Section 7.2 below) shall be the sole remedy available to Pegas in event of a breach of the representations and warranties made under Section 5.1 above.

      5.4 Infringement by Third Parties. If either party determines that a third party is making, using or selling a product that may infringe the Patent Rights, that party will notify the

* Confidential treatment has been requested for marked portion other party in writing. Pegas shall have the exclusive right (itself or through others), at its sole option, to bring suit against such alleged infringer. All recoveries in such suit (whether initiated by Pegas or its sublicensee, or brought as a counterclaim in a suit commenced by a third party) will inure to the benefit of Pegas or its designee, less a [*] royalty payment to ETI; such royalty will equal [*] of the amount recovered net of all legal expenses. ETI and Dr. Slepian will cooperate with, and assist Pegas and its designees in, the pursuit of any suit, including without limitation by joining as a nominal party and executing such documents as may be reasonably required. Pegas will reimburse ETI and Dr. Slepian for reasonable out-of-pocket expenses paid to non-employee third parties directly as a result of assistance so requested by Pegas and shall reasonably compensate Dr. Slepian's time requested by Pegas for such assistance.

      5.5 Infringement by Patented Product(s); Other Royalty Products. If Pegas or a sublicensee, distributor or dealer is sued by a third party charging infringement of patent rights that dominate a claim of the Patent Rights or that cover other Related Technology with respect to the manufacture, use, distribution or sale of a Patented Product or an Other Royalty Product, Pegas will promptly notify ETI. As between the parties to this Agreement, Pegas will be entitled to control the defense in any such action(s) and withhold [*] of the Royalties related to such Patented Product or Other Royalty Product (as the case may be) otherwise payable to ETI and use the withheld Royalties to reimburse the legal defense costs, attorneys' fees and liability incurred in such infringement suit(s). Notwithstanding, Pegas agrees to withhold only that portion of such Royalties as may reasonably be necessary to reimburse amounts in accordance with this Section
5.5. If Pegas is required to pay a royalty to a third party to make, use, distribute and/or sell a Patented Product or an Other Royalty Product (as the case may be) as a result of a final judgment or settlement, the royalties payable to ETI in relation to such Patented Product or Other Royalty Product will be reduced as provided in Section 2.3. In the event Pegas is successful in defending against any such claims or actions, once Pegas is compensated for [*] of its legal defense costs in defending such claims or actions, Pegas will return any remaining withheld Royalties to ETI.

                                    ARTICLE 6

                               AGREEMENTS OF PEGAS

      6.1 Indemnification. Except for claims covered by Section 5.3 above, Pegas will, at Pegas's cost and expense, defend, indemnify and hold harmless Dr. Slepian and his personal representatives and assigns and ETI, its shareholders, officers,

* Confidential treatment has been requested for marked portion directors, employees, agents, representatives, successors and assigns from and against any and all liabilities, damages, and expenses, including but not limited to attorneys' fees, paid by such parties to third parties during or after the term of this Agreement, by reason of any charge, claim or legal action by any third person, including but not limited to an employee, agent or representative of Pegas, relating to or arising out of injuries, deaths, illnesses or related damages sustained or incurred by such person or entity that results from or in any way, directly or indirectly, is connected with the manufacture, sale or use of any Patented Product, Other Royalty Product or Related Technology by Pegas; provided, however, that Pegas will defend and have sole control over the defense of any action against such parties, and ETI and Dr. Slepian will promptly notify Pegas of any action related to the Patented Products, Other Royalty Products or Related Technology of which they become aware. Notwithstanding the foregoing, Pegas shall have no liability under this
Section 6.1 to the extent that any injury, death, illness or damages are reasonably attributable to the failure of ETI or Dr. Slepian to disclose to Pegas material information known to ETI or Dr. Slepian (and not known to Pegas) regarding the safety of such products or technology.

      6.2 Patent Marking. Pegas will mark all Patented Products and Other Royalty Products sold by it with the number of any applicable patent within the Patent Rights in such form as satisfies the marking provisions of the United States, and any other applicable patent laws and regulations. Until such time as an applied for patent is issued, Other Royalty Products will be marked to disclose that a patent application is pending. Pegas will comply with, and this Agreement will be subject to, all laws, rules and regulations of the United States that may be applicable to the disclosure or export of the Patent Rights and/or the Related Technology and the sale or export of the Patented Products and Other Royalty Products.

      6.3 Insurance. During the term of this Agreement and for ten (10) years after the end of the term of this Agreement, Pegas will obtain and maintain at its expense product liability insurance, in which ETI and Dr. Slepian shall be named as additional insureds against all claims, demands or causes of action arising out of alleged defects in or out of the use of Patented Products or Other Royalty Products made by Pegas. The limits of liability of such insurance applicable to ETI and Dr. Slepian will not be less than the limits of liability from time to time generally applicable to Pegas for comparable products manufactured and sold by Pegas, but in no event will such limits be less than a combined single limit of [*] prior to the first commercial sale in the United States of a Patented Product or Other Royalty Product, or less than a combined single limit of [*] thereafter. Notwithstanding the foregoing, Pegas shall not be obligated to maintain product liability insurance under this

* Confidential treatment has been requested for marked portion

Section 6.3 until the commencement of human clinical trials for a Patented Product or an Other Royalty Product, or to the extent that Pegas self-insures such liability and has the financial resources reasonably necessary to do so.

            Each insurance policy will provide that it may not be cancelled or amended without giving at least thirty (30) days prior notice to ETI and Dr. Slepian. Upon request by ETI or Dr. Slepian, Pegas will provide ETI with a certificate or certificates of its insurance company or companies evidencing that such insurance has been obtained and setting forth the limits of liability. Upon request by ETI or Dr. Slepian, not less than thirty (30) days prior to the expiration of any such insurance, Pegas will provide ETI with an insurance certificate or certificates of its insurance company or companies evidencing that such insurance has been extended or that the new insurance coverage has been obtained by Pegas and setting forth the limits of liability. With each such certificate by an insurance company or companies, an officer of Pegas will certify that the limits of liability applicable to ETI and Dr. Slepian are not less than the limits of liability generally applicable to Pegas for comparable products manufactured and sold by it. The insurance coverage obtained by Pegas for ETI and Dr. Slepian, pursuant to the provisions of this Section, will be provided by the same insurance companies that provide comprehensive general liability insurance, including product liability insurance, to Pegas for the Patented Products. If the companies providing insurance for Pegas are changed, the companies providing insurance for ETI and Dr. Slepian will be changed so that the same companies are providing insurance for both Pegas and ETI and Dr. Slepian.

                                    ARTICLE 7

                              TERM AND TERMINATION

      7.1 Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 7, shall continue in full force and effect until the later of (i) the expiration of the last-to-expire patent within the Patent Rights; (ii) the abandonment of the last patent application within the Patent Rights; or (iii) the date royalties cease to accrue under Section 2.2 above. Upon the expiration of this Agreement, Pegas' license under Section 2.1 with respect to Related Technology shall survive, provided that such license shall thereafter be non-exclusive.

      7.2 Default. If either party materially breaches this Agreement (including a material breach of any warranty under Section 5.1 above, which breach has a materially adverse effect on the other party), the other party may elect to give such party written notice describing the alleged default. If the party in default has not cured such default within thirty (30) days after receipt of such notice or, assuming the default can be cured, commenced to cure such default within such thirty (30) days after receipt of notice and cured such default within ninety (90) days after receipt of notice, the notifying party will be entitled, in addition to any other rights it may have under this Agreement, to terminate this Agreement by giving notice to take effect immediately. If either party receives notification from the other of a default and if the party alleged to be in default notifies the other party in writing within thirty (30) days of receipt of such default notice that it disputes the asserted default, the matter will be submitted to arbitration as provided in Section 10.2 of this Agreement. In such event, the non-breaching party shall not have the right to terminate this Agreement until it has been determined in such arbitration proceeding that the other party materially breached this Agreement, and the breaching party fails to cure such breach within ninety (90) days after the conclusion of such arbitration proceeding.

      7.3 Termination by Pegas. Pegas may terminate this Agreement, in its entirety or as to any particular patent or patent application within the Patent Rights, at any time by giving ETI at least thirty (30) days prior written notice; provided, however, that Pegas shall not exercise its right to terminate under this Section 7.3 prior to the later of either (i) the second anniversary of the Effective Date, or (ii) the end of the period for with Pegas provides funding to ETI or Dr. Slepian's employer under Article 3 herein. From and after the effective date of a termination under this Section 7.3 with respect to a particular patent or patent application, such patent(s) and patent application(s) shall cease to be within the Patent Rights for all purposes of this Agreement, and all rights and obligations of Pegas with respect to such patent(s), patent application(s) and products covered thereby shall terminate. Upon a termination of this Agreement in its entirety under this Section 7.3, all rights and obligations of the parties shall terminate, except as provided in 7.5 below, and Pegas shall return to ETI all written materials provided by ETI or Dr. Slepian to Pegas containing Confidential Information of ETI or Dr. Slepian; provided, however, that Pegas may retain one (1) copy of such Confidential Information for archival purposes. Upon such a termination of this Agreement, Pegas will consider granting to ETI a license to improvements made by Pegas with respect to the products for which Pegas has terminated all of its activities, on such terms as may be mutually agreed.

      7.4 Bankruptcy. To the extent permitted by applicable law, in the event that:

            (a) Pegas (i) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of all or substantial all of its property, (ii) makes a general assignment for the benefit of its creditors, (iii) commences a case under the United States Bankruptcy Code, or files a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, or composition or readjustment, with respect to substantially all of its debts, or (iv) adopts any resolution of its board of directors or stockholders for the purpose of effecting any of the foregoing; or

            (b) a proceeding or case is commenced without the application or consent of Pegas that seeks a remedy described in (a) above and such proceeding or case continues undismissed, or an order, judgment or decree approving or ordering any of such remedies shall be entered and continue unstayed and in effect, for a period of sixty (60) days from and after the date service of process is effected upon Pegas;

then in any such event, all rights under this Agreement will be deemed to have automatically expired as of a date seven (7) days prior to that event, except those obligations concerning confidentiality, which shall survive termination of this Agreement for any reason.

      7.5 Survival. The provisions of Articles 1, 5, 6 and 10, and of Sections 3.4, 4.2(b), 4.4 and 4.6, shall survive and continue in effect after the expiration or any termination of this Agreement, except that:

            (a) Upon a termination under Section 7.2 above (or 9.3 below) by reason of a breach by Pegas, or a termination of this Agreement in its entirety under Section 7.3 above, the provisions of Article 5 and Section 4.6(a) shall terminate and not so survive;

            (b) Upon a termination of this Agreement under Section 7.2 above by reason of a breach by ETI or Dr. Slepian, all provisions of this Agreement shall survive, except that Section 4.2(b) and Articles 3 and 9 shall terminate and not so survive;

            (c) Upon any termination of this Agreement, other than under Section
      7.3 above, any sublicense granted hereunder shall survive, provided that upon request by ETI, the sub-licensee promptly agrees in writing to be bound by the applicable provisions of this Agreement. It is understood that survival of such sublicense shall not imply any continued license to Pegas hereunder; and in no event shall ETI or Dr. Slepian be required to assume any obligations of Pegas that extend beyond or that are in any way more burdensome than the obligations of ETI or Dr. Slepian to Pegas hereunder; and

            (d) ETI's right to receive royalties that accrued prior to any expiration or termination of this Agreement shall also survive.

                                    ARTICLE 8

                                OTHER AGREEMENTS

      Concurrent with the execution of this Agreement, the parties will cause the execution of the Consulting Agreement and Stock Purchase Agreement, in the forms attached hereto as Exhibits E and F, respectively. It is understood that this Agreement is independent of such Consulting Agreement and such Stock Purchase Agreement.

                                    ARTICLE 9

                                  DUE DILIGENCE

      9.1 Obligation to Exploit. Pegas shall use commercially reasonable efforts to bring one or more Patented Products and/or Other Royalty Products to market and to meet the market demand therefor.

      9.2 Milestones. Pegas shall be deemed not to have satisfied its obligations under Section 9.1 above by, directly or through its sublicensees, if Pegas fails to:

            (a) submit an investigational new drug application covering [*] Patented Product or Other Royalty Product to the United States Food and Drug Administration ("FDA") or an equivalent application with a corresponding authority in another country (each, an "IND") within [*] after the Effective Date; or

            (b) submit a New Drug Application covering a Patented Product or Other Royalty Product to the FDA or an equivalent application with a corresponding authority in another country (each, an "NDA") within [*] after submission of an IND for such Patented Product or Other Royalty Product; or

            (c) begin to market such Patented Product or Other Royalty Product within [*] after receiving approval of such NDA from the FDA or corresponding authority in another country.

Notwithstanding the foregoing, if Pegas fails to meet the milestones specified in this Section 9.2, such failure shall not be deemed a breach of Section 9.1 above if prudent and reasonable

* Confidential treatment has been requested for marked portion business considerations, or any event or condition beyond Pegas' reasonable control, justifies a delay in achieving such milestones. It is understood that meeting the milestones set forth in this Section 9.2 shall not alone satisfy all obligation of Pegas under 9.1 above. As used herein, "IND" and "NDA" include comparable filings with respect to medical devices.

      9.3 Remedy. Upon Pegas' failure to perform in accordance with Section 9.1 above (itself or through sublicensees), and Pegas's failure to comply with its obligations thereunder within one hundred and eighty days (180) of a determination by an arbitration in accordance with Section 10.2 below that Pegas did not meet its obligations under Section 9.1, ETI shall have the right to terminate this Agreement upon written notice to Pegas. Notwithstanding the foregoing, after Pegas or a sublicensee of Pegas has begun Phase III clinical trials for a Patented Product or an Other Royalty Product, ETI shall not have a right to terminate this Agreement under this Section 9.3, but instead, under the same conditions set forth in the preceding sentence for termination of this Agreement by ETI under this Section 9.3, ETI shall have the right to convert the license granted hereunder to a non-exclusive license. This Section 9.3 sets forth ETI's sole remedy for a failure by Pegas to meet its obligations under
Section 9.1 above.

      9.4 Adjustment. If Pegas' rights under this Agreement become non-exclusive under Section 9.3 above, and ETI grants a license under the Patent Rights to a third party at a lower royalty rate than that set forth in Article 2 above, ETI shall so notify PEGAS and the royalty rate payable by PEGAS hereunder shall be reduced to such lower royalty rate.

                                   ARTICLE 10

                                     GENERAL

      10.1 Notices. Any notice required or permitted to be given under this Agreement will be sufficient if in writing and delivered personally or by registered or certified mail, postage prepaid and return receipt requested, as follows (or to such other address as the parties will designate by notice to the other in accordance with this Section 10.1) and will be deemed to have been given as of the date of personal delivery, or as of the date on the receipt or as of the date returned unclaimed if sent by registered or certified mail:

            If to Pegas:          Pegas Pharmaceuticals, Inc.
                                  2200 Sand Hill Road
                                  Menlo Park, California 94025
                                  Attention: Stephen C. Rowe
                                             Vice President,
                                             Corporate Development

            If to Dr. Slepian
             or ETI:              Marvin J. Slepian, M.D.
                                  Endoluminal Therapeutics, Inc.
                                  1201 E. Placita del Cervato
                                  Tucson, Arizona 85718

      10.2 Arbitration. Any dispute, controversy or claim of either party arising out of, in relation to, or in connection with this Agreement will be finally settled by binding arbitration under the Licensing Agreement Arbitration Rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with such rules. The arbitrator shall apply the laws of the State of California to the merits of any dispute, controversy or claim, without regard to conflicts of law principles. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The place of arbitration will be Tucson, Arizona if the arbitration is initiated because of a claim by Pegas of breach by ETI or Dr. Slepian, and shall be in Santa Clara County, California, if the arbitration is initiated because of a claim by ETI or Dr. Slepian of breach by Pegas. The parties agree that the arbitrator may grant injunctive relief. Notwithstanding the foregoing, before appointment of the arbitrator and in exceptional circumstances even thereafter, either party to this Agreement may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this Section 10.2 and without any abridgment of the power of the arbitrator. The parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against any party except as provided in Article 5 herein. The costs of any arbitration, including without limitation administrative and arbitrator's fees, shall be shared equally by the parties. Each party shall bear the cost of its own attorneys' fees and expert witness fees, if any.

      10.3 Relationship of the Parties. The relationship of the parties is that of independent contractors, and nothing contained herein will constitute the parties to be partners, joint venturers, or agents of the other, or to create the relationship of employer and employee.

      10.4 Force Majeure. Neither party will be responsible to the other party for non-performance or delay in performance of any terms or conditions of this Agreement due to acts of God, acts of governments, wars, riots, strikes, accidents in transportation, or other causes beyond its reasonable control even though not similar in nature to those enumerated.

      10.5 Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of California, without regard to conflicts of law principals.

      10.6 Assignment. This Agreement shall not be assignable by a party hereto without the written consent of Pegas and Dr. Slepian, which consent shall not be withheld unreasonably. Notwithstanding the foregoing, upon written notice to Dr. Slepian, Pegas may transfer and assign this Agreement, without such consent, to an entity that succeeds to substantially all of its business or assets relating to this Agreement; and upon prior written notice to Pegas, ETI may assign to any third party its right to receive Royalty payments hereunder. This Agreement shall inure to and be binding upon successors and assigns of a party hereto.

      10.7 Waiver. No waiver of any breach of any provision of this Agreement will constitute a waiver of any prior, concurrent, or subsequent breach of the same or any other provisions hereof, and no waiver will be effective unless made in writing.

      10.8 Modifications. This Agreement can be modified or amended only by written agreement duly signed by the parties.

      10.9 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement will remain in full force and effect.

      10.10 Complete Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

      10.11 No Implied Obligations. It is understood that nothing in this Agreement shall be deemed to prevent Pegas from commercializing products similar to or competitive with Patented Products or Other Royalty Products; provided that the foregoing does not relieve Pegas of any of its obligations under this Agreement.

      10.12 No Consequential Damages. EXCEPT AS PROVIDED IN ARTICLE 5, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL,

INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF ANY BREACH OF THIS AGREEMENT.

      10.13 Counterparts and Headings. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both together shall be deemed to be one and the same agreement. All headings, the cover page and the table of contents in this Agreement are inserted for convenience of reference only and shall not affect its meaning or interpretation.

      10.14 Confidential Terms. Each party agrees not to disclose any terms of this Agreement to any third party without Pegas', ETI's and Dr. Slepian's written consent, except as required by securities or other applicable laws, to prospective investors and to such party's accountants, attorneys and other professional advisors.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

MARVIN J. SLEPIAN, M.D.                    PEGAS PHARMACEUTICALS, INC.
  ("Dr. Slepian")                            ("Pegas")


By: /s/ Marvin J. Slepian                  By: /s/ Stephen C. Rowe
    --------------------------                 ----------------------------
    Marvin J. Slepian, M.D.                    Stephen C. Rowe
                                               Vice President
                                               Corporate Development

ENDOLUMINAL THERAPEUTICS, INC.
  ("ETI")


By: /s/ Marvin J. Slepian
    --------------------------
    Marvin J. Slepian, M.D.
    President

                                      EXHIBIT A

                             ADDITIONAL MATTER WITHIN FIELD




     The Field also includes subject matter within the categories described in items 1, 2, 3, 4, 5, 7, 8 and 16 below. The more detailed descriptions summarize existing inventions, but are not intended to limit those categories.


1.   Endoluminal Paving - Solid: 1,2,4,5,6,7,8,9,10,11
                          Gel: 27,28,29,30

2.   Endomural Drug Delivery Systems - 12,13,14,15,16,17,18

3.   Ectoluminal Drug Delivery Systems - 24

4.   Bloodless Angioplasty - 3

5.   Combination Intervention and Paving Systems - 25

7.   Stents (other than pure metallic) - 19,21,23

8.   Zone Isolation Catheter Systems - 26

16.  Anti-sense Therapy - 50


1.   ENDOLUMINAL PAVING - SOLID

     1.   Paving (PEPS) [*]
     2.   Paving (PEPS)
     4.   Paving Catheters

[*]

     5. Paving Catheters - [*]

[*]

     6. Paving Catheters - [*]


* Confidential treatment has been requested for marked portion

     7.  Paving Catheters - [*]

     The orginal, basic paving catheter

     8.  Paving Catheters - [*]

[*]

     9.  Paving Catheter - [*]

[*]

     10. Endoluminal Coating Catheter Systems - [*]

[*]

     11. Endoluminal Coating Catheter Systems - [*]

[*]

     ENDOLUMINAL PAVING - GEL

     27. Hydrogel endoluminal drug liner [*]

[*]

     28. Elastomeric endoluminal drug liner [*]

[*]


* Confidential treatment has been requested for marked portion

     29. Bioerodible Endoluminal Gel paving - [*]

[*]

     30. Endoluminal gels with co-mixed particles - [*]

[*]


2.   ENDOMURAL DRUG DELIVERY SYSTEMS

     12. Endomural Catheter Drug Delivery System - [*]

[*]

     13. Endomural Catheter Drug Delivery System - [*]

[*]



* Confidential treatment has been requested for marked portion

     14. Endomural Catheter Drug Delivery System - [*]

[*]

     15. Endomural Catheter Drug Delivery System - [*]

[*]

     16. Endomural Catheter Drug Delivery System - [*]

[*]

     17. Endomural Catheter Drug Delivery System - [*]

[*]

* Confidential treatment has been requested for marked portion

     18. Endomural Catheter Drug Delivery System - [*]

[*]


3.   ECTOLUMINAL DRUG DELIVERY SYSTEMS

     24. Ectoluminal Polymeric Drug delivery system and method - [*]


[*]

4.   BLOODLESS ANGIOPLASTY

     3. Focal Endovascular Drug Tx (Dual Balloon, Bloodless PTCA) [*]

5.   COMBINATION INTERVENTION AND PAVING SYSTEMS

     25. Method and devices for Treating Obstructive Endoluminal Disease "Pave and Shave" [*]

[*]

7.   STENTS (OTHER THAN PURE METALLIC)

     19. Temporary Stent - [*]

[*]

* Confidential treatment has been requested for marked portion

     21. "Combo" Stent - [*]


     23. Polymeric Biodegradable Stents - [*]

[*]

8.   ZONE ISOLATION CATHETER SYSTEMS

     26. Isolation Catheter/Guidewire system - [*]

[*]

16.  ANTI-SENSE THERAPY

     50. Method of Preventing and Treating Restenosis via use of anti-sense RNA [*]

[*]


* Confidential treatment has been requested for marked portion

                                   EXHIBIT B

                              EXCLUDED INVENTIONS

EXCLUDED INVENTIONS

6.    Mechanical Temporary Luminal Support Systems -                  20

9.    Biological Drug Delivery Systems -                          31, 32

10.   Tubular Compliance Determination Method and Systems -           33

11.   Atherectomy Devices -   34, 35, 36, 37, 38, 39, 40, 41, 42, 43, 44

12.   Lesion Passivation (Pre- and Post-) Therapy Systems -       45, 46

13.   Novel Angioplasty Balloon Systems -                             47

14.   Ultrasound Imaging Catheter Systems -                           48

15.   Organ Regeneration -                                            49

17.   Oil Spill Containment Systems -                                 51

                                   EXHIBIT C

                           EXISTING PATENT RIGHTS


 COUNTRY         TITLE                 SERIAL NO.          FILING DATE
 -------         -----                 ----------          -----------

   [*]













* Confidential treatment has been requested for marked portion

   PCT        METHOD AND               PCT/US91/           [*]
(EPC, JAPAN)  APPARATUS FOR            01242
              TREATMENT OF FOCAL
              DISEASE IN HOLLOW
              TUBULAR ORGANS AND
              OTHER TISSUE LUMENS


                                      -2-








* Confidential treatment has been requested for marked portion

                                   APPENDIX F

                          Form of Stock Purchase Agreement

                                  see attatched

                                    EXHIBIT D

                                  License Terms

      In the event that Dr. Slepian or ETI ("Grantor") exercises the right to grant an additional license under the Patent Rights to a licensee of a Dominated Patent, the license under the Patent Rights shall be subject to and limited by, and Grantor shall be bound by, the provisions set forth below. All capitalized terms used in this Exhibit D and not otherwise defined shall have the meanings assigned to them in the Agreement to which this Exhibit D is attached.

      1. The license(s) to be granted by Grantor under the Patent Rights shall be subject to the following:

      (a) the license shall be a nonexclusive license under the Patent Rights to practice inventions claimed in the Dominated Patent, and shall be granted only to a licensee of Grantor under the Dominated Patent (a "Permitted Licensee");

      (b) the license may include the right to grant sublicenses, but only to manufacture, sell and/or use products developed in substantial part by the Permitted Licensee;

      (c) the license (and any sublicense) shall not include the right to practice the Patent Rights at any time during the term of the license in connection with the manufacture, sale or use of a Competitive Product; and

      (d) the license shall not be assignable, except to a party that succeeds to substantially all of the business or assets of the Permitted Licensee.

      2. In the event that Grantor grants a license as contemplated under 1 above, Grantor shall be bound by the following:

      (a) Grantor shall pay to Pegas a royalty on sales of Patented Products and Other Royalty Products by the Permitted Licensee, or any sublicensee of the Permitted Licensee, as follows:

            (i) [*] of Net Sales received by the Permitted Licensee or its affiliates upon their respective sales of Patented Products;

            (ii) [*] of Net Sales received by the Permitted Licensee's non-affiliate sublicensees upon their sales of Patented Products; and

* Confidential treatment has been requested for marked portion

            (iii) [*] of the Net Revenues received by the Permitted Licensee, its affiliates and sublicensees upon their respective sales of Other Royalty Products.

Royalties under this Exhibit D shall be payable until the later of (1) the expiration of the last-to-expire patent within the Patent Rights, or (2) fifteen
(15) years after the first accrual of any royalty under this Exhibit D on sales by the Permitted Licensee. If a product that has been sold as a Patented Product in a country ceases to be a Patented Product in such country prior to the end of the period in clause (2) above, because all claims within the Patent Rights that cover such product in such country have expired, the product shall thereafter be deemed an "Other Royalty Product" in such country until the end of such period.

      (b) "Net Sales" shall mean the gross receipts paid to the Permitted Licensee, its affiliates or sublicensees for sales of Patented Product(s) or Other Royalty Products (as the case may be) worldwide less (i) all trade, quantity and cash discounts actually allowed and refunded, (ii) all credits and allowances actually refunded on account of rejection, returns, billing errors or retroactive price reductions, (iii) duties and tariffs paid by the seller, (iv) freight and transportation costs paid by the seller, and (v) excise, sale and use taxes and equivalent taxes paid by the seller.

      (c) Sections 2.4 through 2.6 of the Agreement shall apply to Grantor with respect to the royalties described above, mutatis mutandis; provided that the currency rate for conversion under 2.5(c) shall be the rate used by the Permitted Licensee in its report to Grantor.

* Confidential treatment has been requested for marked portion

                                   APPENDIX E

                          Form of Consulting Agreement

                                  see attached

[LETTERHEAD]
                                          August 22, 1997

Marvin J. Slepian, M.D.
5001 North Summit Ridge
Tucson, AZ 85750

Dear Dr. Slepian:

      We are pleased to have you continue to participate as a consultant and advisor to Focal, Inc. I hope that you will agree that our work together over the past four years has been interesting and rewarding; I know that I personally have been pleased with the valuable input that you have provided to the company. As part of this consulting arrangement, you will continue as a consultant and advisor to Focal in the field of interventional cardiology, restenosis therapy and endoluminal paving.

      As a consultant, we will pay you $20,000 annually, to be paid monthly to the University of Arizona. Focal will pay the University a overhead charge not to exceed 20% for their role in disbursing these fees to you. This letter is an amendment to the May 5, 1997 Letter Ammendment to the Agreement for Consulting Services first dated and executed on August 7, 1992 and serves to extend the term of this agreement for one year.

      As a consultant you shall:

      1. Advise Focal on the direction for the scientific program for restenosis therapy and be available for review of the company's research plans and results;

      2. Be available to consult to the company in the area of physician and patient needs in the field of interventional cardiology;

      3. Attend outside meetings and scientific conferences as requested by the company to support the scientific, financial and regulatory advancements of the company; and

      4. Agree to avoid conflicts of interest, and notify Focal prior to working with any other company in the areas of the interventional cardiology, restenosis therapy or endoluminal paving.

      To continue your consultancy, please sign below and return one of the originals to me; the other is for your files. Your consultancy will have a duration of one year, effective on August 1, 1997 and ending July 31, 1998, unless either you or Focal terminates this consulting agreement. The term of the agreement may be extended by written agreement, and the agreement may be terminated by either party for any reason on 30 days notice.

M. Slepian, M.D.
August 22, 1997
Page 2

All of us at Focal are pleased to have you continue as a consultant.

                              Sincerely,


                              /s/ Laurence A. Roth
                              -----------------------------------
                              Laurence A. Roth
                              Director, Cardiovascular Programs

Accepted and Agreed to:

                                    For Focal, Inc.


/s/ Marvin J. Slepian                /s/ [Illegible]
----------------------------        ----------------------------
Marvin J. Slepian, M.D.       Name

9/2/97                              8/29/97
----------------------------        ----------------------------
Date                                Date